                                                                   EXHIBIT T3E-2

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                                   Section      Chapter 11
                                         Section
TEXAS PETROCHEMICALS LP,                 Section      Case No. 03-40258-H3-11
TEXAS PETROCHEMICAL HOLDINGS, INC.,      Section      Case No. 03-40259-H3-11
TPC HOLDING CORP.,                       Section      Case No. 03-40260-H3-11
PETROCHEMICALS PARTNERSHIP               Section      Case No. 03-40261-H3-11
         HOLDINGS, INC.,                 Section
TEXAS BUTYLENE CHEMICAL                  Section      Case No. 03-40262-H3-11
         CORPORATION,                    Section
                                         Section
         Debtors.                        Section      Jointly Administered Under
                                         Section      Case No. 03-40258-H3-11

                            AMENDED SUPPLEMENT TO THE
       SECOND AMENDED JOINT DISCLOSURE STATEMENT UNDER 11 U.S.C. Section 1125
                     IN SUPPORT OF TEXAS PETROCHEMICALS LP'S
          FOURTH AMENDED PLAN OF REORGANIZATION, DATED MARCH 11, 2004,
                   AND THE OTHER DEBTORS' PLANS OF LIQUIDATION

THIS AMENDED SUPPLEMENT (THE "SUPPLEMENT") TO THE JOINT DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS IN THE ABOVE STYLED CASES (COLLECTIVELY, THE "DEBTORS" OR THE "COMPANY") AND DESCRIBES SELECTED TERMS AND PROVISIONS OF TEXAS PETROCHEMICALS LP'S FOURTH AMENDED PLAN OF REORGANIZATION, DATED MARCH 11, 2004 (AS AMENDED OR SUPPLEMENTED, THE "FOURTH AMENDED PLAN"). THIS SUPPLEMENT MUST BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, ALL OF THE INFORMATION CONTAINED IN THE JOINT DISCLOSURE STATEMENT. HOWEVER, ANY STATEMENT CONTAINED IN THE JOINT DISCLOSURE STATEMENT SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS SUPPLEMENT OR THE EXHIBITS ATTACHED HERETO MODIFIES OR SUPERSEDES SUCH STATEMENT OR IS OTHERWISE INCONSISTENT WITH SUCH STATEMENT. ANY TERM USED IN THIS SUPPLEMENT THAT IS NOT DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED TO SUCH TERM IN THE FOURTH AMENDED PLAN.

Dated:  March 11, 2004

                                              Henry J. Kaim
                                              Texas State Bar No. 11075400
                                              Mark W. Wege
                                              Texas State Bar No. 21074225
                                              BRACEWELL & PATTERSON, L.L.P.
                                              711 Louisiana Street, Suite 2900
                                              Houston, Texas 77002
                                              COUNSEL TO THE DEBTORS AND THE
                                              DEBTORS-IN-POSSESSION


                                TABLE OF CONTENTS

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I.       AUCTION, SELECTION OF THE WINNING BID AND FILING OF TPLP'S FOURTH AMENDED PLAN........................     1

         A.       Introduction.................................................................................     1

         B.       The Auction and Selection of the Winning Bid.................................................     1

         C.       New Investment Agreement.....................................................................     1

                  1.       Purchases of Common Stock of New GP.................................................     1

                  2.       Purchases of New Convertible Secured Notes..........................................     2

                  3.       Termination Fee.....................................................................     3

         D.       New Revolving Credit Facility................................................................     3

         E.       TPLP's Fourth Amended Plan...................................................................     3

         F.       Creditors of TPHI, TPCHC, PPHI and TBCC......................................................     4

         G.       New Ballots Are Required from All Creditors Entitled to Vote.................................     4

         H.       How to Obtain Additional Copies of the Joint Disclosure Statement............................     4

II.      REVISED TREATMENT OF CLASS 5 ALLOWED UNSECURED CLAIMS AGAINST TPLP....................................     4

III.     THE CASH ELECTION.....................................................................................     6

         A.       The Cash Election............................................................................     6

         B.       Amount of Cash to be Received................................................................     6

         C.       Holders that Elect the Cash Election May Not Participate in the Rights Offering..............     7

IV.      THE RIGHTS OFFERING...................................................................................     7

         A.       Rights Offering..............................................................................     7

         B.       Maximum Number of Rights Offering Common Stock and Rights Offering Notes to be Sold..........     8

         C.       Purchase Price...............................................................................     8

         D.       Oversubscription Right.......................................................................     9

         E.       Exercise of Common Stock Rights, Notes Rights and Oversubscription Rights....................     9

         F.       Payment of Purchase Price....................................................................    11

         G.       Risk of Delivery.............................................................................    12

         H.       Rights Offering Conditioned Upon Confirmation and Effective Date.............................    12

         I.       Subscription Election Deadline...............................................................    12

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                                TABLE OF CONTENTS
                                  (Continued)

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V.       ESTIMATED RETURN TO HOLDERS OF  UNSECURED CLAIMS UNDER THE FOURTH AMENDED PLAN........................    13

VI.      HEARING ON CONFIRMATION OF  THE FOURTH AMENDED PLAN AND THE PLANS OF LIQUIDATION......................    14

VII.     VOTING PROCEDURES.....................................................................................    14

         A.       "Voting Claims" -- Parties Entitled to Vote..................................................    14

         B.       Return of Ballots and Subscription Election Forms............................................    15

                  1.       Voting Record Date..................................................................    16

                  2.       Special Procedures for Ballots of Holders of Senior
                           Subordinated Notes and Discount Notes...............................................    16

                  3.       Cash Election by Holders of Eligible Allowed Unsecured Claims against TPLP..........    17

                  4.       Election for Convenience Claim Treatment by Holders of Eligible Allowed
                           Unsecured Claims against TPLP.......................................................    17

                  5.       Participation in Rights Offering by Holders of Rights Eligible Allowed
                           Unsecured Claims against TPLP.......................................................    17

                  6.       Deadline for Submission of Ballots..................................................    18

VIII.    TREATMENT OF EXECUTORY CONTRACTS UNDER THE FOURTH AMENDED PLAN........................................    18

         A.       Assumption of Contracts......................................................................    18

         B.       Proposed Cure Amounts for Assumed Contracts..................................................    19

         C.       Proposed Adequate Assurance of Future Performance By Debtor..................................    19

         D.       Claims for Rejection Damages.................................................................    19

         E.       Objection to Proofs of Claims Based on Rejection Damages.....................................    19

IX.      CERTAIN OTHER MATTERS.................................................................................    20

         A.       The Official Joint Committee of Unsecured Creditors..........................................    20

         B.       The Bank of America Litigation...............................................................    20

         C.       Securities Law Matters.......................................................................    21

         D.       Registration Rights..........................................................................    21

         E.       Listing of Common Stock......................................................................    21

         F.       Indemnification..............................................................................    22

         G.       Board of Directors of New GP.................................................................    22
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                                TABLE OF CONTENTS
                                  (Continued)

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         H.       Officers and Employment Agreements...........................................................    23

         I.       No Antitakeover Measures.....................................................................    23

X.       FINANCIAL PROJECTIONS OF REORGANIZED TPLP.............................................................    23

XI.      VALUATION OF REORGANIZATION VALUE AND EQUITY..........................................................    24

XII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................................................    26

         A.       Certain Material Federal Income Tax Consequences of the Plan.................................    26

                  1.       Consequences to the Debtors.........................................................    27

                  2.       Limitations on NOL Carryforwards and Other Tax Attributes...........................    30

                  3.       Alternative Minimum Tax.............................................................    31

         B.       Consequences to the Holders of Certain Claims................................................    31

                  1.       Consequences to Holders of Convenience Claims and Other Allowed Secured Claims......    32

                  2.       Consequences to Holders of Allowed Unsecured Claims.................................    32

                  3.       Distributions in Discharge of Accrued But Unpaid Interest...........................    34

         C.       Information Reporting and Withholding........................................................    34

XIII.    CONCLUSION............................................................................................    35

                     INDEX TO APPENDICES TO THIS SUPPLEMENT

EXHIBIT A:        TPLP's Fourth Amended Plan of Reorganization

EXHIBIT B:        Order Approving Supplement to the Second Amended Joint
                  Disclosure Statement

EXHIBIT C:        Analysis of Possible Ownership Percentages of New GP by
                  Holders of Allowed Unsecured Claims

EXHIBIT D:        Financial Projections of TPLP's Operations (This Exhibit
                  replaces Exhibit D to the Joint Disclosure Statement)

EXHIBIT E:        Liquidation Analysis for TPLP (This Exhibit replaces Exhibit E to the Joint Disclosure Statement)

EXHIBIT F:        TPLP's Sources and Uses of Cash at Effective Date (This
                  Exhibit replaces Exhibit F to the Joint Disclosure Statement)

EXHIBIT G:        Commitment Letter for Revolving Credit Facility

EXHIBIT H:        List of Proposed Rejected Contracts (TPLP) (This Exhibit
                  replaces Exhibit H to the Joint Disclosure Statement)

EXHIBIT I: Contract Cure Amounts for TPLP (This Exhibit replaces Exhibit I to the Joint Disclosure Statement)

EXHIBIT J:        Form of Indenture

EXHIBIT K:        Form of Pledge and General Security Agreement

EXHIBIT L:        Investment Agreement (This Exhibit replaces Exhibit L to the
                  Joint Disclosure Statement)

EXHIBIT M:        Form of Certificate of Incorporation of New GP (This Exhibit
                  replaces Exhibit M to the Joint Disclosure Statement)

EXHIBIT N:        Form of Bylaws of New GP

                                       I.
                      AUCTION, SELECTION OF THE WINNING BID
                    AND FILING OF TPLP'S FOURTH AMENDED PLAN

A.       INTRODUCTION

         The Joint Disclosure Statement that was previously distributed to creditors described the terms of a proposed equity investment to be made by OCM Principal Opportunities Fund II, L.P. ("Oaktree") and the terms of a reorganization of Texas Petrochemicals, LP ("TPLP") based upon such investment. As described in the Joint Disclosure Statement, TPLP's Second Amended Plan of Reorganization, dated January 29, 2004 (the "Second Amended Plan"), provided that the terms of that proposed investment would act as the "stalking horse" or initial bid and contemplated that TPLP would continue to solicit proposals from other parties interested in a reorganization of TPLP. TPLP solicited such proposals until February 23, 2004.

B.       THE AUCTION AND SELECTION OF THE WINNING BID

         On February 25, 2004, TPLP conducted an auction in accordance with the Bankruptcy Court's Bid Procedures Order and, at the conclusion of that auction, TPLP and the Official Joint Committee of Unsecured Creditors jointly determined that a bid submitted by Castlerigg Master Investments, Ltd. ("Castlerigg") and RCG Carpathia Master Fund, Ltd. ("RCG") was the winning bid under the terms of such Order. Accordingly, on March 1, 2004, TPLP paid Oaktree a break-up fee of $1.75 million and returned Oaktree's initial deposit of $1.25 million, in each case as required by the terms of such Order and the investment agreement between Oaktree and TPLP.

C.       NEW INVESTMENT AGREEMENT

         Following the selection of the winning bid, TPLP entered into an Investment Agreement, dated as of February 28, 2004 (the "Investment Agreement"), with Castlerigg (together with any designated wholly-owned affiliate of Sandell Asset Management Corp. or Castlerigg, "Sandell"), and RCG (together with any wholly-owned designated affiliate of Ramius Capital Group LLC, "Ramius" and, together with Sandell, the "New Equity Investors"), documenting the terms of the New Equity Investors' winning bid. The following description is a summary of certain material provisions contained in the Investment Agreement, which is attached as Exhibit L to this Supplement. This description is only a summary and may not contain all of the information that is important to you. You are urged to read the Investment Agreement in its entirety.

         1.       PURCHASES OF COMMON STOCK OF NEW GP

         There will be 10,000,000 shares of Common Stock of New GP issued and outstanding immediately after the Closing (without giving effect to any shares issuable upon conversion of the New Convertible Secured Notes or under employee stock option plans).

         The New Equity Investors will purchase 1,070,660 shares of Common Stock of New GP at a purchase price of $9.340033 per share, for an aggregate price of $10,000,000.

         The New Equity Investors will also purchase all of the 1,070,660 shares of Common Stock of New GP offered pursuant to the Rights Offering described below under the caption "The Rights Offering" that are not purchased on or before the Closing by holders of Eligible Allowed Unsecured Claims in accordance with the terms of the Rights Offering. The purchase price for such shares shall be $9.340033 per share and shall not exceed $10,000,000 in the aggregate.

         The New Equity Investors shall purchase an additional number of shares of Common Stock of New GP equal to the aggregate number of shares that the holders of Eligible Allowed Unsecured Claims whose claims were satisfied pursuant to the Cash Election would have received if they had not elected the Cash Election. The aggregate purchase price the New Equity Investors shall pay for such shares shall equal the amount necessary to fund the Cash Election, which shall not exceed $20,000,000. The purchase price per share will vary based on the actual amount of Allowed Unsecured Claims. For illustrative purposes, assuming that the aggregate amount of Allowed Unsecured Claims is equal to $234,400,000, the purchase price of the shares of Common Stock of New GP purchased by the New Equity Investors pursuant to the Cash Election would be approximately $5.50 per share.

         2.       PURCHASES OF NEW CONVERTIBLE SECURED NOTES

         Reorganized TPLP will issue $60,000,000 in aggregate principal amount of 7-1/4% Convertible Senior Notes due 2009 (the "New Convertible Secured Notes"). The purchase price for all New Convertible Secured Notes will be 100% of the principal amount thereof. Holders of New Convertible Secured Notes may convert such notes into shares of Common Stock of New GP at any time before their maturity unless Reorganized TPLP has previously repurchased such notes. The conversion rate is 107.066 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $9.340033 per share. The $60 million of New Convertible Secured Notes will replace all previous term loan commitments. A form of the Indenture, which will define the rights of holders of the New Convertible Secured Notes, is attached as Exhibit J to this Supplement. You are urged to read the Indenture in its entirety.

         The New Equity Investors will purchase from Reorganized TPLP $30,000,000 principal amount of New Convertible Secured Notes. The New Equity Investors also will purchase from Reorganized TPLP the entire portion of the $30,000,000 principal amount of New Convertible Secured Notes offered pursuant to the Rights Offering that is not purchased on or before the Closing Date by holders of Eligible Allowed Unsecured Claims in accordance with the terms of the Rights Offering.

         Each New Equity Investor has agreed, severally and not jointly, to purchase 50% of the Common Stock of New GP and New Convertible Secured Notes to be sold to the New Equity Investors pursuant to the Investment Agreement.

         3.       TERMINATION FEE

         The Investment Agreement provides that a termination fee of $2,000,000 ($1,000,000 being paid to each New Equity Investor) is payable by TPLP if TPLP terminates the Investment Agreement under certain specified circumstances.

D.       NEW REVOLVING CREDIT FACILITY

         On the Effective Date, Reorganized TPLP will obtain a new senior secured revolving credit facility from a syndicate of banks led by LaSalle Business Credit, LLC (the "New Revolving Credit Facility") that will provide for up to $50,000,000 in revolving credit loans. LaSalle Business Credit, LLP has provided TPLP with an executed Commitment Letter and Term Sheet for the New Revolving Credit Facility, which is attached as Exhibit G to this Supplement. You are urged to read the Commitment Letter and the Term Sheet in their entirety.

E.       TPLP'S FOURTH AMENDED PLAN

         In order to implement the structure contemplated by the Investment Agreement, TPLP filed the Fourth Amended Plan with the Bankruptcy Court on March 11, 2004.

         All classes of Claims, other than Class 5 Claims, will receive substantially the same treatment under the Fourth Amended Plan as those Claims would have received under the Second Amended Plan. Accordingly, all Allowed Administrative Expense Claims, Allowed Priority Claims, Allowed Secured Claims and Allowed Convenience Claims will continue to be paid in full under the Fourth Amended Plan. Holders of such Claims should refer to the Joint Disclosure Statement and the Fourth Amended Plan for important information about their Claims.

         Holders of Allowed Unsecured Claims, which are categorized as Class 5 Claims, will receive revised treatment under the Fourth Amended Plan. Holders of such Claims should carefully review this entire Supplement, including the section entitled "Revised Treatment of Class 5 Allowed Unsecured Claims Against TPLP," for important information about the revised treatment of their Claims.

         In addition to implementing the terms of the new Investment Agreement and providing for improved treatment of Class 5 Claims, the Fourth Amended Plan includes a number of other important changes. The Fourth Amended Plan no longer contemplates an Asset Sale, a Liquidating Trust, a Professional Services Agreement, the issuance of preferred stock or an Investor Rights Agreement, which would have imposed significant transfer restrictions on those holders of Common Stock of New GP that became a party to that agreement. In addition, the Fourth Amended Plan will no longer provide the new equity investors with super voting preferred stock or anti-dilution protection in the event of issuances of capital stock of New GP and/or payments of cash or other property in order to satisfy non-discharged claims, if any, of TPLP and its affiliates arising from conduct occurring prior to confirmation of the Debtors' Plans. The Debtors believe that holders of Allowed Unsecured Claims that receive shares of Common Stock of New GP under the Fourth Amended Plan could benefit significantly from these changes.

         A copy of the Fourth Amended Plan is attached as Exhibit A to this Supplement. Although this Supplement summarizes certain provisions of the Fourth Amendment Plan, this Supplement may not contain all of the information that is important to you. You are urged to read the Fourth Amended Plan in its entirety.

F.       CREDITORS OF TPHI, TPCHC, PPHI AND TBCC

         The Plans of Liquidation (collectively, the "Plans of Liquidation") filed by the other Debtors, TPHI, TPCHC, PPHI and TBCC, have not been amended. Creditors of those other Debtors should refer to the Joint Disclosure Statement and the applicable Plan of Liquidation for important information about their claims.

G.       NEW BALLOTS ARE REQUIRED FROM ALL CREDITORS ENTITLED TO VOTE

         NO BALLOTS RECEIVED BY THE BALLOTING AGENT PRIOR TO THE DATE OF THIS SUPPLEMENT IN CONNECTION WITH THE SOLICITION OF THE SECOND AMENDED PLAN OR THE PLANS OF LIQUIDATION WILL BE COUNTED AS VOTES FOR OR AGAINST THE FOURTH AMENDED PLAN OR ANY OF THE PLANS OF LIQUIDATION AND NO ELECTIONS MADE ON SUCH BALLOTS WILL BE EFFECTIVE. ACCORDINGLY, IF YOU ARE ENTITLED TO VOTE YOU WILL BE PROVIDED WITH A NEW BALLOT AND YOU SHOULD SUBMIT SUCH NEW BALLOT PRIOR TO THE BALLOT RETURN DATE EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A BALLOT IN CONNECTION WITH THE SOLICITION OF THE SECOND AMENDED PLAN OR THE PLANS OF LIQUIDATION. For additional information, see "Voting Procedures" in this Supplement.

                               THE DEBTORS AND THE
                 OFFICIAL JOINT COMMITTEE OF UNSECURED CREDITORS
              URGE YOU TO VOTE IN FAVOR OF THE FOURTH AMENDED PLAN
                          AND THE PLANS OF LIQUIDATION.

H.       HOW TO OBTAIN ADDITIONAL COPIES OF THE JOINT DISCLOSURE STATEMENT

         Copies of the Joint Disclosure Statement were mailed to holders of Claims on or about February 6, 2004. A copy of the Joint Disclosure Statement is available free of charge on TPLP's website at http://www.txpetrochem.com/ci/bankruptcy.htm. Claimants may also obtain a copy of the Joint Disclosure Statement by contacting BSI at Texas Petrochemicals LP, P.O. Box 5106, FDR Station, New York, NY 10150-5106.

                                      II.
                          REVISED TREATMENT OF CLASS 5
                      ALLOWED UNSECURED CLAIMS AGAINST TPLP

         In full satisfaction, release and discharge of and in exchange for all of their respective Allowed Unsecured Claims, each Record Date Holder of an Eligible Allowed Unsecured Claim shall be able to elect one, AND ONLY ONE, of the following options:

         - Option A: Reduce their Allowed Claim to $10,000 and receive treatment as a Class 6 Creditor; or

         - Option B: Make the Cash Election and receive cash in an amount equal to $0.1843 (subject to reduction as described below under "The Cash Election - Amount to be Received") for each $1.00 of such Allowed Unsecured Claim. No holder of an Allowed Unsecured Claim that elects the Cash Election may exercise any Common Stock Rights, Notes Rights or Oversubscription Rights; or

         - Option C: Receive ONLY a Pro Rata Share of the Class 5 Distribution Shares, to be distributed as provided in Article X of the Fourth Amended Plan; or

         - Option D: Receive a Pro Rata Share of the Class 5 Distribution Shares and participate in the Rights Offering for BOTH (i) Rights Offering Common Stock (pursuant to the exercise of Common Stock Rights or the exercise of both Common Stock Rights and Oversubscription Rights), AND (ii) New Convertible Secured Notes; or

         - Option E: Receive a Pro Rata Share of the Class 5 Distribution Shares and participate in the Rights Offering for ONLY Rights Offering Common Stock (pursuant to the exercise of Common Stock Rights or the exercise of both Common Stock Rights and Oversubscription Rights) and NOT for New Convertible Secured Notes; or

         - Option F: Receive a Pro Rata Share of the Class 5 Distribution Shares, and participate in the Rights Offering for ONLY the New Convertible Secured Notes and NOT for Rights Offering Common Stock.

         IN THE EVENT THAT THE RECORD DATE HOLDER OF AN ALLOWED UNSECURED CLAIM EITHER

         - RETURNS A BALLOT BY THE BALLOTING DEADLINE THAT DOES NOT ELECT OPTION A (TREATMENT AS A CLASS 6 CONVENIENCE CLAIM) OR OPTION B (THE CASH ELECTION) BUT FAILS TO RETURN A SUBSCRIPTION ELECTION FORM BY THE SUBSCRIPTION ELECTION DEADLINE, OR

         - RETURNS A BALLOT BY THE BALLOTING DEADLINE THAT DOES NOT ELECT OPTION A (TREATMENT AS A CLASS 6 CONVENIENCE CLAIM) OR OPTION B (THE CASH ELECTION) BUT RETURNS A SUBSCRIPTION ELECTION FORM BY THE SUBSCRIPTION ELECTION DEADLINE THAT DOES NOT ELECT TO SUBSCRIBE FOR ANY RIGHTS OFFERING COMMON STOCK OR RIGHTS OFFERING NOTES (OPTIONS D, E AND F ABOVE),

SUCH HOLDER WILL BE DEEMED TO HAVE ELECTED THE TREATMENT DESCRIBED AS OPTION C ABOVE AND THE CLOSING DATE HOLDER OF SUCH CLAIM WILL RECEIVE DISTRIBUTIONS ACCORDINGLY.

         A further description of the Cash Election is set forth below under the caption "The Cash Election" and a further description of the Rights Offering is set forth below under the caption "The Rights Offering."

         Only Record Date Holders may vote or make any of the elections or subscriptions described in this section of the Supplement, and any vote, election or subscription made by such a Record Date Holder of an Unsecured Claim shall be binding on and enforceable against both such Record Date Holder and any subsequent transferee or holder of such Claim.

         Immediately after the Closing (and without giving effect to any shares that may be issued upon conversion of the New Convertible Secured Notes, pursuant to option plans or other potential issuances of shares), 10,000,000 shares of Common Stock of New GP will be issued and outstanding. The aggregate number of Class 5 Distribution Shares will equal 10,000,000 minus the sum of (i) 2,141,320 (which is the aggregate number of shares of Common Stock of New GP purchased by the New Equity Investors pursuant to the Investment Agreement (other than the New Equity Investor Cash Election Shares) and by holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering) plus (ii) the number of New Equity Investor Cash Election Shares. The number of New Equity Investor Cash Election Shares shall equal the number of shares of Common Stock of New GP which would have been distributed to the holders of Eligible Allowed Unsecured Claims that were satisfied pursuant to the Cash Election had the Cash Election not been elected with respect to such Claims. The number of New Equity Investor Cash Election Shares shall equal the number of shares of Common Stock of New GP which would have been distributed to the holders of Eligible Allowed Unsecured Claims that were satisfied pursuant to the Cash Election had the Cash Election not been elected with respect to such Claims.

                                      III.
                                THE CASH ELECTION

A.       THE CASH ELECTION

         The Ballot will provide each Record Date Holder of an Eligible Allowed Unsecured Claim an opportunity to elect whether or not such holder wishes to elect the Cash Election. A Record Date Holder of an Eligible Allowed Unsecured Claim may elect the Cash Election with respect to all, but not less than all, of such Eligible Allowed Unsecured Claim.

B.       AMOUNT OF CASH TO BE RECEIVED

         Each Closing Date Holder of an Allowed Claim that is an Eligible Allowed Unsecured Claim validly electing the Cash Election shall receive in satisfaction, release and discharge of and in exchange for such holder's Eligible Allowed Unsecured Claim, cash in an amount equal to $0.1843 (subject to reduction as provided below) for each $1.00 of such Claim.

         Payments required to be made to Closing Date Holders of Eligible Allowed Unsecured Claims with respect to which the Cash Election has been validly made shall be funded by the New Equity Investors pursuant to the terms of the Investment Agreement. The maximum amount available to fund all Cash Elections made pursuant to Option B is $20,000,000.

         However, since the total amount being made available to holders of Eligible Allowed Unsecured Claims pursuant to the Cash Election will not exceed $20,000,000, if Record Date Holders of Eligible Allowed Unsecured Claims in excess of $108,518,719 validly elect the Cash Election (pursuant to Option B), then the amount each such electing Creditor will receive per $1.00 of Claim will be ratably reduced, and will be less that $ 0.1843 for each $1.00 of Claim.

         The methodology for such reduction is stated as follows. If the total dollar amount of all Eligible Allowed Unsecured Claims validly electing the Cash Election is greater than $108,518,719, the amount each Closing Date Holder of such Eligible Allowed Unsecured Claims will receive for each $1.00 of such Eligible Allowed Unsecured Claims will be determined by multiplying $0.1843 by a fraction calculated by dividing $108,518,719 by the total dollar amount of all Eligible Allowed Unsecured Claims validly making the Cash Election. The payment amount so determined shall be calculated to three decimal places and rounded to the nearest 1/100th.

C.       HOLDERS THAT ELECT THE CASH ELECTION MAY NOT PARTICIPATE IN THE RIGHTS
         OFFERING

         No holder of an Allowed Unsecured Claim that elects the Cash Election may exercise any Common Stock Rights, Notes Rights or Oversubscription Rights.

                                      IV.
                              THE RIGHTS OFFERING

A.       RIGHTS OFFERING

         Each Record Date Holder of an Eligible Allowed Unsecured Claim that has not elected Option A, Option B or Option C as described above under "Revised Treatment of Class 5 Allowed Unsecured Claims Against TPLP" shall have a right to subscribe for and purchase up to its Pro Rata Share of the Rights Offering Common Stock (the "Common Stock Right") and a right to subscribe for and purchase up to its Pro Rata Share of the Rights Offering Notes (the "Notes Right") on the terms and subject to the conditions set forth in the Fourth Amended Plan.

         Each Record Date Holder of an Eligible Allowed Unsecured Claim that exercises its Common Stock Right in full shall also have the right to oversubscribe to the Oversubscription Available Shares as described below under the caption "Oversubscription Right" (the "Oversubscription Right"). The Subscription Election Form shall provide a place whereby such Record Date Holders of Eligible Allowed Unsecured Claims that did not elect Option A, Option B or Option C as described above under "Revised Treatment of Class 5 Allowed Unsecured Claims Against TPLP" may exercise their Common Stock Right, their Notes Right and their Oversubscription Right. As of the date of this Supplement, there were approximately $234,400,000 of Eligible Allowed Unsecured Claims. Therefore, as of the date of this Supplement, each $1,000 of Eligible Allowed Unsecured Claims would have entitled the Record Date Holder thereof to subscribe for up to approximately 4.567662 shares of Rights Offering

Common Stock pursuant to the Common Stock Right and up to approximately $127.986348 principal amount of Rights Offering Notes pursuant to the Notes Right (subject in both cases to rounding down as described below under the caption "Purchase Price"). Notwithstanding anything to the contrary herein, no holder of an Eligible Allowed Unsecured Claim that is not an Allowed Claim as of the date the notices described below under the caption "Purchase Price" are given and as of the Closing Date shall have any right to purchase Rights Offering Common Stock or Rights Offering Notes.

B. MAXIMUM NUMBER OF RIGHTS OFFERING COMMON STOCK AND RIGHTS OFFERING NOTES TO BE SOLD

         The Rights Offering Common Stock shall consist of 1,070,660 shares of Common Stock of New GP.

         To the extent that shares of Rights Offering Common Stock are not subscribed for pursuant to the exercise of Common Stock Rights, one half of the shares not so subscribed for (the "Oversubscription Available Shares") shall be available for purchase pursuant to the Oversubscription Rights. For purposes of illustration only, if only half of the shares of Rights Offering Common Stock (or 535,330 shares) are subscribed for, there will be 267,665 Oversubscription Available Shares. To the extent all shares of Rights Offering Common Stock, including any Oversubscription Available Shares, are not fully subscribed pursuant to the Common Stock Rights or the Oversubscription Rights, such shares will be purchased by the New Equity Investors. The foregoing is subject to the provisions, qualifications and limitations described below under "Oversubscription Rights."

         The Rights Offering Notes shall consist of $30,000,000 aggregate principal amount of New Convertible Secured Notes. To the extent that all of the Rights Offering Notes are not fully subscribed and purchased pursuant to the Notes Rights, such New Convertible Secured Notes will be purchased by the New Equity Investors.

C.       PURCHASE PRICE

         The purchase price of each share of Rights Offering Common Stock (including any Oversubscription Available Shares) sold in the Rights Offering shall be $9.340033. Fractional shares of Common Stock of New GP will not be sold. If the exercise of a Common Stock Right or an Oversubscription Right would result in the issuance of a fractional share of Common Stock of New GP to the holder of an Eligible Allowed Unsecured Claim, then the number of shares of Common Stock of New GP issued to such holder will be calculated to one decimal place and rounded down to the next lower whole share.

         The purchase price of the Rights Offering Notes sold in the Rights Offering shall be $1,000 per $1,000 principal amount of New Convertible Secured Notes. New Convertible Secured Notes will only be sold in denominations of $1,000 and integral multiples of $1,000. If the exercise of a Notes Right would result in the issuance of New Convertible Secured Notes not in integral multiples of $1,000 to the holder of an Eligible Allowed Unsecured Claim, then the number of New Convertible Secured Notes issued to such holder will be calculated to one decimal place and rounded down to the next lower integral multiple of $1,000.

         Any funds attributable to unfilled subscriptions will be returned, without interest, to such subscriber within ten days after the Effective Date.

D.       OVERSUBSCRIPTION RIGHT

         Each Record Date Holder of an Eligible Allowed Unsecured Claim that exercises its Common Stock Right in full shall have an Oversubscription Right which allows it to subscribe for a number of Oversubscription Available Shares equal to two times the number of shares for which it may subscribe pursuant to its Common Stock Right. Therefore if the Record Date Holder of an Eligible Allowed Unsecured Claim exercises its Common Stock Right in full and its Oversubscription Right (which can only be exercised in whole and not in part), it would purchase three times as many shares than if it exercised only its Common Stock Right in full, unless the Oversubscription Available Shares are oversubscribed and there is proration as described in the next paragraph.

         If Record Date Holders of Eligible Allowed Unsecured Claims exercising the Common Stock Right in full validly exercise Oversubscription Rights for more than the number of Oversubscription Available Shares, the Oversubscription Available Shares shall be allocated to such holders as nearly as practicable pro rata based on the number of shares for which they were permitted to subscribe pursuant to their Oversubscription Rights. If a holder of an Eligible Allowed Unsecured Claim were to subscribe for Rights Offering Common Stock and Rights Offering Notes to the fullest extent possible (including exercise of its Oversubscription Right for Rights Offering Common Stock), the aggregate cash paid by such holder for all such purchases of Rights Offering Common Stock, including Oversubscription Available Shares, and Rights Offering Notes would be less than the value of its Eligible Allowed Unsecured Claim.

E.       EXERCISE OF COMMON STOCK RIGHTS, NOTES RIGHTS AND OVERSUBSCRIPTION
         RIGHTS

         In order to exercise the Common Stock Rights and/or the Notes Rights and/or the Oversubscription Rights, each Record Date Holder of an Eligible Allowed Unsecured Claims that chooses to exercise the Common Stock Right and/or the Notes Right and/or the Oversubscription Right must:

         - appropriately mark the subscription section of the Subscription Election Form, including among other things providing a valid fax number or email address for notices, and, if the holder is a beneficial owner of Senior Subordinated Notes through a nominee, the name and other information with respect to such nominee and the Senior Subordinated Notes held, and all other information required therein;

         - return the appropriately completed and duly executed Subscription Election Form to the Balloting Agent such that the Subscription Election Form is received by the Balloting Agent on or before the Subscription Election Deadline; and

         - within 72 hours (but in no case later than the Closing Date) after receiving notice and instructions from the Balloting Agent or the Debtor as described below under the caption "Payment of Purchase Price" of the number of shares of Rights

                  Offering Common Stock and principal amount of New Convertible Secured Notes to be purchased and the related purchase price, return a wire transfer of immediately available funds for the full purchase price of the number of shares Rights Offering Common Stock and/or Rights Offering Notes subscribed to the Balloting Agent.

         A Record Date Holder of an Eligible Allowed Unsecured Claim may exercise his or her Common Stock Rights in whole or in part and may exercise such right without exercising his or her Notes Rights. Similarly, a Record Date Holder of an Eligible Allowed Unsecured Claim may exercise his or her Notes Rights in whole or in part and may exercise such rights without exercising his or her Common Stock Rights.

         A Record Date Holder of an Eligible Allowed Unsecured Claim may exercise his or her Oversubscription Rights, in whole but not in part, if, and only if, such holder also exercised his or her Common Stock Rights in full (but such holder is not required to have exercised his or her Notes Rights). If, on or prior to the Subscription Election Deadline, the Balloting Agent for any reason does not receive from the Record Date Holder of an Eligible Allowed Unsecured Claim an appropriately completed and duly executed Subscription Election Form, such holder of an Eligible Allowed Unsecured Claim shall be deemed to have relinquished and waived his/her Common Stock Rights, Notes Rights and Oversubscription Rights, and no such rights may be exercised, or Rights Offering Common Stock or Rights Offering Notes purchased, in respect of such Claim.

         A Record Date Holder of an Eligible Allowed Unsecured Claim that elects the Cash Election or treatment as a Convenience Claim may not exercise any Common Stock Rights, Notes Rights or Oversubscription Rights, and any Subscription Election Form returned by such a holder may be disregarded by the Debtor.

         Any Record Date Holder of an Eligible Allowed Unsecured Claim that returns a Subscription Election Form exercising any Common Stock Rights or Oversubscription Rights has agreed and is legally bound to purchase the Common Stock of New GP subscribed for on such Subscription Election Form. Each subsequent holder after the Record Date and on or prior to the Closing Date of any Eligible Allowed Unsecured Claim with respect to which any Common Stock Rights or Oversubscription Rights have been exercised shall be jointly and severally liable for the payment of the purchase price of the Rights Offering Shares subscribed for on the Subscription Election Form, but no transfer of such a Claim shall relieve the Record Date Holder thereof or any such subsequent holder of the liability for the payment of such purchase price.

         Subscription Election Forms marked as exercising Notes Rights are only indications of interest with respect to such Notes Rights and the related Rights Offering Notes, and the Record Date Holders of Eligible Allowed Secured Claims returning such Subscription Election Forms (and each subsequent holder after the Record Date and on or prior to the Closing Date of such Eligible Allowed Unsecured Claims with respect to which such Subscription Election Forms were returned) will only have agreed and only be legally bound to purchase such Rights Offering Notes when they pay the purchase price therefor after the notice described below under the caption "Payment of Purchase Price."

         Certificates representing Rights Offering Common Stock and Rights Offering Notes purchased and paid for pursuant to the Rights Offering shall be delivered as soon as reasonably practicable after the Closing to the Closing Date Holders of the related Eligible Allowed Unsecured Claims with respect to which such Rights Offering Common Stock and Rights Offering Notes were purchased. Such delivery shall be made to such Closing Date Holder, whether such holder, the Record Date Holder or another holder between the Record Date and the Closing Date paid the purchase price therefor. Each Record Date Holder of an Eligible Allowed Unsecured Claim who completes and returns a Subscription Election Form indicating an exercise of Common Stock Rights, Notes Rights or Oversubscription Rights represents and agrees with the Debtor and New GP that such holder either will continue to hold such Claim and all interests therein through the Closing Date, or will require and cause any subsequent transferee of such Claim to comply with the requirements of applicable law, including Bankruptcy Rule 3001, and to give the Debtor and the Balloting Agent notice of such transferee's e mail address or fax number and all other information required by the Subscription Election Form. The Debtor may require holders of Eligible Allowed Unsecured Claims on the Record Date, the Closing Date or any date in between to provide such information as Debtor may reasonably request.

         HOLDERS OF COMMON STOCK RIGHTS AND NOTES RIGHTS SHOULD CAREFULLY FOLLOW ALL INSTRUCTIONS FOR DUE EXERCISE OF THEIR RIGHTS.

         HOLDERS SHOULD NOT SEND BALLOTS, SUBSCRIPTION ELECTION FORMS OR SUBSCRIPTION PAYMENTS TO THE DEBTOR. All Ballots and Subscription Election Forms should be returned in the manner specified below under the caption "Voting Procedures - Return of Ballots and Subscription Election Forms." All subscription payments should be made in the manner specified below under the caption "Payment of Purchase Price."

         All questions with respect to the holder of any Eligible Allowed Unsecured Claim or of any Common Stock Rights, Notes Rights or Oversubscription Rights, or with respect to the validity, form and eligibility of any exercise of Common Stock Rights and/or Notes Rights and/or Oversubscription Rights or with respect to any Ballot or Subscription Election Form or with respect to the Rights Offering will be determined by the Debtor after consultation with the Committee and the New Equity Investors. The Debtor, after consultation with the Committee and the New Equity Investors, may determine the identity of any holder and may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the exercise of any Common Stock Right and/or Notes Right and/or Oversubscription Right or make any other determination with respect to the Ballots, Subscription Election Forms or the Rights Offering. A subscription will not be deemed to have been made until all irregularities have been waived or cured within such time as the Debtor, after consultation with the Committee and the New Equity Investors, determines. Neither the Debtor nor the Balloting Agent will be under any duty to give notification of any defect in a subscription or incur any liability for failure to give any such notification.

F.       PAYMENT OF PURCHASE PRICE

         After the Subscription Election Deadline, the Debtor or the Balloting Agent will give notice to each Record Date Holder and any subsequent holder of an Eligible Allowed Unsecured

Claim with respect to which Common Stock Rights, Notes Rights or
Oversubscription Rights were validly exercised by the Record Date Holder, advising them of:

         - the number of whole shares of Rights Offering Common Stock (including Oversubscription Available Shares) that they are bound to purchase pursuant to the Rights Offering, and the aggregate purchase price thereof;

         - the principal amount of Rights Offering Notes (in integral multiples of $1,000) that they may purchase pursuant to the Rights Offering, and the aggregate purchase price thereof;

         - the date or time after the notice by which a wire transfer of such purchase prices must be received; and

         - wire transfer instructions for wiring such purchase prices to the Balloting Agent or another Person designated by the Debtor.

G.       RISK OF DELIVERY

         The risk of delivery of all documents and payments is on the holder of an Eligible Allowed Unsecured Claim with respect to which Common Stock Rights or Notes Rights (or Oversubscription Rights, if any) are exercised, not the Debtor, the Committee or the Balloting Agent.

H.       RIGHTS OFFERING CONDITIONED UPON CONFIRMATION AND EFFECTIVE DATE

         All subscriptions for the purchase of Rights Offering Common Stock and/or Rights Offering Notes are subject to and conditioned upon the confirmation of the Fourth Amended Plan and the occurrence of the Effective Date of the Fourth Amended Plan. If the Fourth Amended Plan is not confirmed or the Effective Date does not occur, each holder of an Eligible Allowed Unsecured Claim submitting purchase price payments with respect to a Common Stock Right and/or Notes Right and/or Oversubscription Right, if any, will be refunded all of the subscription price, without interest, as promptly as practicable. Certificates for Rights Offering Common Stock and Rights Offering Notes purchased pursuant to the Rights Offering will be mailed as soon as practicable following the Effective Date to the Closing Date Holders of the Eligible Allowed Unsecured Claims with respect to which the Common Stock Rights and Notes Rights for such shares and Notes were exercised.

I.       SUBSCRIPTION ELECTION DEADLINE

         ALL COMMON STOCK RIGHTS, NOTES RIGHTS AND OVERSUBSCRIPTION RIGHTS CANNOT BE EXERCISED AFTER THE SUBSCRIPTION ELECTION DEADLINE, WHICH IS 5:00 P.M., EASTERN TIME, ON APRIL 15, 2004. ANY SUBSCRIPTION ELECTION FORMS RECEIVED AFTER THAT TIME WILL NOT BE CONSIDERED VALID SUBSCRIPTIONS.

                                       V.
                         ESTIMATED RETURN TO HOLDERS OF
                 UNSECURED CLAIMS UNDER THE FOURTH AMENDED PLAN

1.       Convenience Claims                     Holders of Unsecured Claims that
         (approximately $1.6 million,           elect Option A thereby reduce
         which reflects the                     their Allowed Claim to $10,000
         face amount of expected Allowed        will receive treatment as a
         Convenience Claims)                    Class 6 Creditor.

                                                Holders of Convenience Claims
                                                will receive a distribution of
                                                cash of 100% of Allowed Claim
                                                (Claims exceeding $10,000 and
                                                electing to drop down to $10,000
                                                and be treated as a Convenience
                                                Claim will receive 100% of the
                                                drop down amount, i.e., $10,000)

2.       Unsecured Claims                       Holders that elect Option B and
         (approximately $234.4 million)         thereby make the Cash Election
                                                will receive cash in an amount
                                                equal to $0.1843 (subject to
                                                reduction as described above
                                                under "The Cash Election -
                                                Amount to be Received") for each
                                                $1.00 of such Allowed Unsecured
                                                Claim. For additional
                                                information, see "The Cash
                                                Election" in this Supplement.

                                                Estimated recovery of holders
                                                that elect Option B: 18.43%

                                                Holders that elect Option C,
                                                Option D, Option E and Option F
                                                will receive a Pro Rata Share of
                                                the Class 5 Distribution Shares.

                                                Estimated recovery of Holders
                                                that elect Option C, Option D,
                                                Option E or Option F: Pro Rata
                                                Share of the Class 5
                                                Distribution Shares. The Class 5
                                                Distribution Shares will consist
                                                of 7,858,680 shares of Common
                                                Stock of New GP, but will be
                                                reduced by the number of shares
                                                that would have been otherwise
                                                issuable to the holders of
                                                Eligible Allowed Unsecured
                                                Claims that validly elect the
                                                Cash Election. The Class 5
                                                Distribution Shares will
                                                constitute approximately 78.59%
                                                of the issued and outstanding
                                                capital stock of New GP as of
                                                the Closing, assuming that no
                                                holders elect the Cash Election
                                                and without giving effect to any
                                                shares issuable upon conversion
                                                of the New Convertible Secured
                                                Notes or under employee stock
                                                option plans.

                                      VI.
                           HEARING ON CONFIRMATION OF
              THE FOURTH AMENDED PLAN AND THE PLANS OF LIQUIDATION

         The Bankruptcy Court has set April 1, 2004, at 10:30 a.m., Central Time, as the time and date for the hearing to determine whether the Fourth Amended Plan and the Plans of Liquidation have been accepted by the requisite number of Creditors and whether the other requirements for confirmation of such Plans have been satisfied. Once commenced, the Confirmation Hearing may be adjourned or continued by announcement in open court with no further notice. Holders of Claims against or Interests in the Debtors may vote on the Fourth Amended Plan and the Plans of Liquidation, as applicable, by completing and delivering the enclosed ballot to: Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, FDR Station, P.O. Box 5014, New York, NY 10150-5014 (for mail delivery); or Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, 757 Third Avenue, Third Floor, New York, NY 10017 (for hand or overnight delivery); or Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, facsimile number (646) 282-2501 (for facsimile delivery), on or before Noon, Eastern Time, on March 30, 2004.

                                      VII.
                                VOTING PROCEDURES

         If you are in one of the Classes of Claims whose rights are affected by the Fourth Amended Plan or the Plans of Liquidation (see "Description of the Plans" in the Joint Disclosure Statement), it is important that you vote. If you fail to vote, your rights may be jeopardized.

         NO BALLOTS RECEIVED BY THE BALLOTING AGENT PRIOR TO THE DATE OF THIS SUPPLEMENT IN CONNECTION WITH THE SOLICITION OF THE SECOND AMENDED PLAN OR THE PLANS OF LIQUIDATION WILL BE COUNTED AS VOTES FOR OR AGAINST THE FOURTH AMENDED PLAN OR ANY OF THE PLANS OF LIQUIDATION AND NO ELECTIONS MADE ON SUCH BALLOTS WILL BE EFFECTIVE. ACCORDINGLY, IF YOU ARE ENTITLED TO VOTE YOU WILL BE PROVIDED WITH A NEW BALLOT AND YOU SHOULD SUBMIT SUCH NEW BALLOT PRIOR TO THE BALLOT RETURN DATE EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A BALLOT IN CONNECTION WITH THE SOLICITION OF THE SECOND AMENDED PLAN OR THE PLANS OF LIQUIDATION.

A.       "VOTING CLAIMS" -- PARTIES ENTITLED TO VOTE

         Pursuant to the provisions of section 1126 of the Bankruptcy Code, holders of Claims or Interests that are (i) allowed, (ii) impaired, and (iii) that are receiving or retaining property on account of such Claims or Interests pursuant to the Fourth Amended Plan or the Plans of

Liquidation, are entitled to vote either for or against the relevant Plan (hereinafter, "Voting Claims"). Accordingly, in these Bankruptcy Cases, any holder of a Claim or Interest classified in Class 5 of the Fourth Amended Plan, Classes 2 or 4 of the Plan of Liquidation of PPHI, TPCHC or TPHI or Class 3 of the Plan of Liquidation of TBCC may have a Voting Claim and should have received a ballot for voting (with return envelope) in these Joint Disclosure Statement and Plan materials (hereinafter, "Solicitation Package") since these are the Classes consisting of impaired Claims or Interests that are receiving property.

         As referenced in the preceding paragraph, a Claim must be an Allowed Claim to be a Voting Claim. The Debtors filed schedules in these Reorganization Cases listing Claims against the Debtors. To the extent a creditor's Claim was listed in the Debtors' schedules, and was not listed as disputed, contingent, or unliquidated, it is deemed "allowed." Any creditor whose Claim was not scheduled, or was listed as disputed, contingent or unliquidated, must have timely filed a Proof of Claim in order to have an "allowed" Claim. The last day for filing Proofs of Claim for amounts owed pre-petition was January 16, 2004 for governmental entities and January 20, 2004 for all others. Absent an objection to that Proof of Claim, it is deemed "allowed." In the event that any proof of Claim is subject to an objection by the Debtors as of or during the Plan voting period ("Objected-to Claim"), then, by definition, it is not "allowed," for purposes of section 1126 of the Bankruptcy Code, and is not to be considered a Voting Claim entitled to cast a ballot. Nevertheless, pursuant to Bankruptcy Rule 3018(a), the holder of an Objected-to Claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount that the Bankruptcy Court deems proper. Allowance of a Claim for voting purposes, and disallowance for voting purposes, does not necessarily mean that all or a portion of the Claim will be allowed or disallowed for distribution purposes.

         BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE FOURTH AMENDED PLAN OR THE PLANS OF LIQUIDATION.

         If you believe you are a holder of a Claim in an impaired Class under the Fourth Amended Plan or a Plan of Liquidation and entitled to vote to accept or reject a Plan, but did not receive a ballot with these materials, please contact BSI, at Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, FDR Station, P.O. Box 5014, New York, NY 10150-5014 (for mail delivery) or: Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, 757 Third Avenue, Third Floor, New York, NY 10017 (for hand or overnight delivery).

B.       RETURN OF BALLOTS AND SUBSCRIPTION ELECTION FORMS

         If you are a holder of a Voting Claim, your vote on the Plans is important. Except with regard to Ballots of beneficial holders of debt securities that may be voting through a record or nominal holder (see discussion below), completed Ballots and Subscription Election Forms should either be returned in the enclosed envelope or sent to the Solicitation Agent:

         By Hand/Overnight:
         Bankruptcy Services LLC
         Attn: Texas Petrochemicals Ballot Processing
         757 Third Avenue, Third Floor
         New York, NY 10017

         By Mail:
         Bankruptcy Services LLC
         Attn: Texas Petrochemicals Ballot Processing
         FDR Station
         P.O. Box 5014
         New York, NY 10150-5014

         By Facsimile:
         Bankruptcy Services LLC
         Attn: Texas Petrochemicals Ballot Processing
         Facsimile number:  (646) 282-2501

         1.       VOTING RECORD DATE

         Pursuant to Bankruptcy Rule 3018(a), March 18, 2004 is the "Record Date" for determining which holders of Senior Subordinated Notes may be entitled to vote to accept or reject the Plans. Only holders of record of Claims against the Debtors on that date are entitled to cast ballots and make relevant elections.

         2. SPECIAL PROCEDURES FOR BALLOTS OF HOLDERS OF SENIOR SUBORDINATED NOTES AND DISCOUNT NOTES

         With regard to debt securities, any person who is a "record holder" of a debt security (a person shown as the registered holder of a security in the registry maintained by a trustee or registrar of a debt security) on the Voting Record Date -- including any bank, agent, broker or other nominee who holds a debt security of the Debtors in its name (the "Nominal Holder" or "Nominee") for a beneficial holder or holders -- should receive Solicitation Packages for Distribution to the appropriate beneficial holders. A Nominee shall, upon receipt of the Solicitation Packages, forward the Solicitation Packages to the beneficial owners so that such beneficial security holders may vote on the Plan pursuant to Bankruptcy Code section 1126. The Debtors shall provide for reimbursement, as an administrative expense, of all the reasonable expenses of Nominal Holders in distributing the Solicitation Packages to said beneficial security holders. Nominal Holders shall obtain the votes of beneficial owners of securities, consistent with usual customary practices for obtaining the votes of securities held in street name as follows: the Nominal Holder shall forward the Solicitation Package to the beneficial owner of the securities for voting along with a return envelope provided by and addressed to the Nominal Holder, with the beneficial owner then returning the individual ballot to the Nominal Holder, the Nominal Holder will subsequently summarize the votes, including, at a minimum, the number of beneficial holders voting to accept and to reject the Plan who submitted ballots to the Nominal Holder and the amount of such securities so voted and shall also disclose any other individual choices made in response to requests in the ballot, in a Master Ballot and then return the Master

Ballot to the Solicitation Agent. By submitting a Master Ballot, each such Nominal Holder certifies that the Master Ballot accurately reflects votes and choices reflected on the ballots received from beneficial owners holding such securities as of the Voting Record Date.

         Pursuant to 28 U.S.C. Sections 157 and 1334, 11 U.S.C. Section 105, and Bankruptcy Rule 1007(i) and (j), the Nominees shall maintain the individual ballots of its beneficial owners and evidence of authority to vote on behalf of such beneficial owners. For two (2) years following the Effective Date, no such ballots shall be destroyed or otherwise disposed of or made unavailable without such action first being approved by prior order of the Bankruptcy Court.

         3. CASH ELECTION BY HOLDERS OF ELIGIBLE ALLOWED UNSECURED CLAIMS AGAINST TPLP

         The Ballot will provide each Record Date Holder of an Eligible Allowed Unsecured Claim an opportunity to elect whether or not such holder wishes to elect the Cash Election. A Record Date Holder of an Eligible Allowed Unsecured Claim may elect the Cash Election with respect to all, but not less than all, of such Eligible Allowed Unsecured Claim. If no Ballot is returned, or if the Cash Election is not validly elected on a Ballot, as determined by the Debtor, then the holder has not validly elected the Cash Election. For additional information, see "The Cash Election" in this Supplement.

         4. ELECTION FOR CONVENIENCE CLAIM TREATMENT BY HOLDERS OF ELIGIBLE ALLOWED UNSECURED CLAIMS AGAINST TPLP

         The Ballot will provide each holder of an Eligible Allowed Unsecured Claim against TPLP an opportunity to make an election whether to have such holder's Claim treated as a Convenience Claim under the Fourth Amended Plan. If no Ballot is returned, or if no election is specified on the Ballot, then the holder has not elected to have its Claim treated as a Convenience Claim.

         5. PARTICIPATION IN RIGHTS OFFERING BY HOLDERS OF RIGHTS ELIGIBLE ALLOWED UNSECURED CLAIMS AGAINST TPLP

         In order to exercise the Common Stock Rights and/or the Notes Rights and/or the Oversubscription Rights, each Record Date Holder of an Eligible Allowed Unsecured Claims that chooses to exercise the Common Stock Right and/or the Notes Right and/or the Oversubscription Right must appropriately mark the subscription section of the Subscription Election Form (including among other things providing a valid fax number or email address for notices, and, if the holder is a beneficial owner of Senior Subordinated Notes through a nominee, the name and other information with respect to such nominee and the Senior Subordinated Notes held, and all other information required therein) and return the appropriately completed and duly executed Subscription Election Form to the Balloting Agent such that the Subscription Election Form is received by the Balloting Agent on or before the Subscription Election Deadline. COMPLETED SUBSCRIPTION ELECTION FORMS, INCLUDING FORMS COMPLETED BY BENEFICIAL HOLDERS OF SENIOR SUBORDINATED NOTES, SHOULD BE RETURNED DIRECTLY TO THE BALLOTING AGENT. BENEFICIAL HOLDERS OF SENIOR SUBORDINATED NOTES SHOULD NOT RETURN THEIR

COMPLETED SUBSCRIPTION ELECTION FORMS TO THEIR NOMINEE. For additional information, see "The Rights Offering" in this Supplement.

         6.       DEADLINE FOR SUBMISSION OF BALLOTS

         BALLOTS MUST BE SUBMITTED TO (A) THE SOLICITATION AGENT OR (B) TO THE NOMINAL HOLDERS, AND MUST ACTUALLY BE RECEIVED BY EITHER OF THOSE PERSONS, WHETHER BY MAIL OR DELIVERY OR FACSIMILE, BY NOON, EASTERN TIME, ON MARCH 30, 2004 (THE "BALLOT RETURN DATE"). ANY BALLOTS RECEIVED AFTER THAT TIME WILL NOT BE COUNTED. ANY BALLOT THAT IS NOT EXECUTED BY A PERSON AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED. IN THE EVENT THAT BALLOTS ARE SUBMITTED TO THE NOMINEES, AFFIDAVITS OF VOTING RESULTS REQUIRED OF THE NOMINEES MUST BE RECEIVED BY THE SOLICITATION AGENT ON THE BALLOT RETURN DATE, BUT MAY BE SENT BY FACSIMILE TRANSMISSION, PROVIDED THAT AN ORIGINAL, SIGNED AFFIDAVIT OF VOTING RESULTS IS RECEIVED BY THE SOLICITATION AGENT WITHIN FORTY-EIGHT (48) HOURS OF THE BALLOT RETURN DATE.

         THE BALLOT WILL ALSO PROVIDE THAT IF A SIGNED BALLOT TIMELY RETURNED DOES NOT INDICATE A VOTE TO ACCEPT OR REJECT THE FOURTH AMENDED PLAN, IT WILL BE COUNTED AS A VOTE TO ACCEPT THE FOURTH AMENDED PLAN.

         IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT BSI, AT TEXAS PETROCHEMICALS LP, P.O. BOX 5106, FDR STATION, NEW YORK, NY 10150-5106.

         THE DEBTORS AND THE COMMITTEE URGE YOU TO VOTE IN FAVOR OF THE FOURTH AMENDED PLAN AND THE PLANS OF LIQUIDATION.

                                     VIII.
                        TREATMENT OF EXECUTORY CONTRACTS
                          UNDER THE FOURTH AMENDED PLAN

A.       ASSUMPTION OF CONTRACTS

         All Executory Contracts (including, but not limited to those contracts listed on Exhibit I to this Supplement) which are not (i) rejected, or the subject of a motion to reject as of the Confirmation Hearing, or (ii) listed on Exhibit H to this Supplement as being rejected, as such lists may be amended on or prior to ten (10) days prior to the Confirmation Hearing, shall pursuant to section 365 of the Bankruptcy Code be deemed assumed by the Debtor on the Effective Date, and the Confirmation Order will so provide. Although the indemnification obligations of all Debtors referenced in Section 4H of the Disclosure Letter (as defined in the Investment Agreement) are assumed by the Debtor, the Debtor shall be only obligated to pay fees, expenses, claims and other amounts thereunder up to, but not more than, $5,000,000 pursuant to such assumed obligations, which shall be the aggregate sum available to satisfy any and all amounts that are properly due and owing.

         IF YOU HAVE A CONTRACT WITH THE DEBTOR, BE AWARE THAT CONFIRMATION OF THE FOURTH AMENDED PLAN CONSTITUTES AN ASSUMPTION OF YOUR CONTRACT, UNLESS PROVIDED

         OTHERWISE BELOW. ADDITIONALLY, UNLESS OTHERWISE STATED ON EXHIBIT I TO THIS SUPPLEMENT, THE DEBTORS HEREBY ALLEGE THAT YOUR "CURE" AMOUNT UNDER THE CONTRACT IS $0.00. IF YOU DISAGREE WITH THE CURE AMOUNT, OR OBJECT TO THE ASSUMPTION OF YOUR CONTRACT, YOU MUST FILE A WRITTEN OBJECTION TO THE FOURTH AMENDED PLAN WITH THE BANKRUPTCY COURT.

B.       PROPOSED CURE AMOUNTS FOR ASSUMED CONTRACTS

         This Supplement at Exhibit I sets forth the amounts, if any, that the Debtor believes to be necessary to be paid in order to cure any existing defaults or arrearages under the Assumed Contracts. EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE IN EXHIBIT I TO THIS SUPPLEMENT, ASSUMED CONTRACTS SHALL HAVE A CURE AMOUNT OF $0.00. The Debtor, with the consent of the Committee which shall not be unreasonably withheld, may revise the proposed cure payments provided under the Fourth Amended Plan as part of a notice filed with the Plan Documents. Such amounts designated in the manner stated above, or such other amounts determined by the Bankruptcy Court pursuant to a timely filed objection by a party to an Assumed Contract, shall be paid on the Effective Date of the Fourth Amended Plan or as soon thereafter as reasonably practicable, in full satisfaction, release and discharge of and in exchange for any and all Claims for amounts necessary to cure any existing defaults or arrearages under the Assumed Contracts.

C.       PROPOSED ADEQUATE ASSURANCE OF FUTURE PERFORMANCE BY DEBTOR

         Pursuant to section 365(f) of the Bankruptcy Code, adequate assurance of future performance by the Debtor is hereby provided by (i) reference to Exhibit D of this Supplement (Financial Projections of the Debtor) and (ii) any additional evidence offered at the Confirmation Hearing in support of feasibility of the Fourth Amended Plan.

D.       CLAIMS FOR REJECTION DAMAGES

         Proofs of Claim for damages allegedly arising from the rejection pursuant to the Fourth Amended Plan or the Confirmation Order of any Executory Contract to which a Claimant is a party must be filed with the Bankruptcy Court and served on the Debtor not later than thirty (30) days after the Effective Date. All Proofs of Claim for such damages not timely filed and properly served as prescribed herein shall be forever barred and the holder of such a Claim shall not be entitled to participate in any distribution under the Fourth Amended Plan.

E.       OBJECTION TO PROOFS OF CLAIMS BASED ON REJECTION DAMAGES

         The Debtor shall have the exclusive authority to file an objection to any Proof of Claim based on the rejection of an Executory Contract pursuant to the Fourth Amended Plan.

                                      IX.
                              CERTAIN OTHER MATTERS

A.       THE OFFICIAL JOINT COMMITTEE OF UNSECURED CREDITORS

         On July 25, 2003, the United States Trustee appointed the Official Joint Committee of Unsecured Creditors (the "Committee") in these chapter 11 cases to represent the interests of the four subsidiary Debtors and the parent Debtor. The United States Trustee subsequently reconstituted the Committee to represent the interests of the four subsidiary Debtors and not the parent Debtor, because "the parent debtor, Texas Petrochemical Holdings Inc., case no. 03-40259-H3-11, has only one holder of the discount notes and no other unsecured creditors."

         On March 4, 2004, the United States Trustee reconstituted the Committee to remove Sandell Asset Management Corp. ("SAMC"), which is an affiliate of one of the New Equity Investors, and Epic Asset Management as members. Although SAMC was a member of the Committee at the time that the Committee considered the bids submitted in the auction, SAMC did not participate in the Committee's consideration of the bids. The Committee is currently composed of the following parties:

U. S. Bank National Association           Federated Investors
Indenture Trustee                         Attn: B. Anthony Delserone, Jr.
Attn: Stephen Rivero, Vice President      1001 Liberty Avenue, 25th Floor
550 South Hope Street, Suite 500          Pittsburgh, PA 15222
Los Angeles, CA 90071                     Tel. 412.288.8659
Tel. 213.533.8154                         Fax. 412.288.6737
Fax.213.533-8729

CenterPoint Energy Gas Resources Corp.    Eastman Chemical Financial Corporation
Attn: Robert W. Claude                    Attn: Lawrence E. Rifken, Esq.
P. O. Box 2628                            McGuire Woods LLP
Houston, TX 77252-2628                    1750 Tysons Blvd., Suite 1800
Tel. 713.207.5603                         McLean, VA 22102
Fax. 713.207.0101                         Tel. 703.712.5337

Chevron Phillips Chemical Company
Attn: Darren Ercolani
P. O. Box 4910
The Woodlands, TX 77387
Tel. 832.813.4651
Fax. 832-813.4650

B.       THE BANK OF AMERICA LITIGATION

         The occurrence of the Effective Date shall constitute the assignment of the Bank of America Litigation, and all rights, interests, and remedies therein, from the Committee to Reorganized TPLP, and Reorganized TPLP may pursue and prosecute the Bank of America Litigation for the benefit of Reorganized TPLP as fully and to all intents and purposes as the

Bank of America Litigation could have been pursued and prosecuted by the Committee. Under the Fourth Amended Plan, holders of Remaining Allowed Unsecured Claims will no longer receive any of the net cash proceeds from the Bank of America Litigation. The "Bank of America Litigation" means those claims of the Estate as asserted in the Original Complaint of the Official Committee of Unsecured Creditors in Adversary Proceeding No. 03-4212 before the Bankruptcy Court. By virtue of this assignment, there is no intention to modify any existing engagement relating to the Bank of America Litigation that has been previously approved by the Bankruptcy Court.

C.       SECURITIES LAW MATTERS

         It is an integral and essential element of the Fourth Amended Plan that the offering, sale, issuance and distribution of (i) shares of Common Stock of New GP (a) that are Class 5 Distribution Shares pursuant to the Fourth Amended Plan, including such shares which are transferred to the Debtor and subsequently distributed to the holders of the Remaining Allowed Unsecured Claims pursuant to the Fourth Amended Plan, (b) that are issued and sold to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering, and (c) that are issued upon conversion of the New Convertible Secured Notes issued in the Rights Offering, (ii) New Convertible Secured Notes that are issued and sold to Closing Date Holders of Eligible Allowed Unsecured Claims pursuant to the Rights Offering, and (iii) Common Stock Rights, Notes Rights and Oversubscription Rights that are issued to Record Date Holders of Eligible Allowed Unsecured Claims pursuant to the Fourth Amended Plan, be exempt from registration under the Securities Act of 1933, as amended, and similar state laws pursuant to section 1145 of the Bankruptcy Code. The Confirmation Order shall provide (and be binding on all Claimants and parties-in-interest to the Bankruptcy Case), that all such offerings, sales and issuances fall within the exemptions provided in section 1145 of the Bankruptcy Code.

D.       REGISTRATION RIGHTS

         Pursuant to the Investment Agreement, New GP and TPLP have agreed, subject to certain conditions, to file with the Securities and Exchange Commission within 150 days after the Closing and to use its reasonable best efforts to cause to become effective within 240 days after the Closing one or more shelf registration statements with respect to the resale of the New Convertible Secured Notes and Common Stock of New GP acquired by the New Equity Investors pursuant to the Investment Agreement and the shares of Common Stock of New GP issuable on conversion of the New Convertible Secured Notes. If TPLP fails to comply with certain of its registration obligations under the Investment Agreement, additional amounts of up to 0.50% per annum of the principal amount of the New Convertible Secured Notes held by the New Equity Investors and certain of their transferees will be payable to the New Equity Investors and such transferees. TPLP has indemnified the New Equity Investors against certain liabilities, including liabilities under the Securities Act of 1933.

E.       LISTING OF COMMON STOCK

         The Investment Agreement provides that New GP will use its commercially reasonable efforts to cause the Common Stock of New GP to be listed for trading on a national stock exchange or qualified for quotation on the Nasdaq Stock Market National Market System; or, to the extent that New GP does not qualify for listing on a national stock exchange or quotation on the Nasdaq Stock Market National Market System, New GP will use its commercially reasonable efforts to cause the Common Stock of New GP to be qualified for quotation on the Nasdaq Stock Market Small Cap Market System; or, to the extent that New GP does not qualify for quotation of the Nasdaq Stock Market Small Cap Market System, New GP will use its commercially reasonable efforts to cause the Common Stock of New GP to be qualified for quotation on the Nasdaq Stock Market OTC Bulletin Board and will maintain its qualifications to have the Common Stock of New GP so listed or quoted. New GP does not intend to seek such a listing or quotation until the resale registration statement described above under the caption "Registration Rights" has become effective, and there can be no assurance that New GP will be successful in obtaining or maintaining any listing or quotation.

         New GP does not intend to apply for listing of the New Convertible Secured Notes on any securities exchange or for inclusion of the New Convertible Secured Notes in any automated quotation system.

F.       INDEMNIFICATION

         TPLP shall assume each indemnification obligation of the Debtors specifically referenced in Section 4H of the Disclosure Letter (as defined in the Investment Agreement) to any Person who has served as an officer or director of the Debtor or any of its Affiliates at any time from and after April 1, 2003 in such capacity in an aggregate amount up to $5,000,000 which shall be the aggregate sum available to satisfy any and all amounts that are properly due and owing.

G.       BOARD OF DIRECTORS OF NEW GP

         At the Effective Date, the New Board of New GP shall consist of five
(5) directors, which shall include (i) a designee of management of TPLP, who initially shall be Carl Stutts, who will be the chief executive officer of New GP; (ii) two (2) directors designated by the New Equity Investors; and (iii) two
(2) directors designated by the Committee (or, in such manner as specifically authorized by the Committee). Subject to compliance with applicable law and the rules and regulations of any stock exchange on which securities of New GP may be listed, New GP will agree to take all actions within its control to cause its Board of Directors to consist of persons described above, until the earlier of
(a) first anniversary of the Closing or (b) the first date after the Closing on which the Common Stock of New GP owned by the New Equity Investors represents less than 10% of the outstanding shares of Common Stock of New GP. The New Board of New GP at the Effective Date shall be provided for in the Confirmation Order, such appointment shall be deemed ratified by the initial holders of the equity securities of New GP and by all Persons receiving equity securities of New GP in connection with the Fourth Amended Plan, and the board of directors shall be authorized to take such actions as may be necessary to consummate the Fourth Amended Plan, but shall not act in contravention of the terms of the Fourth Amended Plan. The subsequent tenure and manner of selection of directors shall be as provided in the charter and bylaws of New GP and the Investment Agreement.

H.       OFFICERS AND EMPLOYMENT AGREEMENTS

         Under the Fourth Amended Plan, the board of directors of the New GP shall select the appropriate officers and senior management of New GP and Reorganized TPLP. On the Closing Date after the Closing, New GP's and Reorganized TPLP's senior management will include Carl S. Stutts, President and Chief Executive Officer; E. Joseph Grady, Senior Vice President of Finance and Chief Financial Officer; John Yoars, Senior Vice President of Operations; and Stephen R. Wright, Senior Vice President, Secretary and General Counsel. On or after the Effective Date, New GP may (but is not required to by the Fourth Amended Plan or the Investment Agreement) enter into employment agreements with Carl S. Stutts, E. Joseph Grady, John Yoars and Stephen R. Wright and such other officers as the New Board of New GP may approve.

I.       NO ANTITAKEOVER MEASURES

         New GP has agreed in the Investment Agreement not to adopt measures that could make the acquisition of Common Stock of New GP more onerous or more costly for an acquiror or that could materially impede the ability of the stockholders of New GP to benefit from a change of control or change in the management or Board of Directors of New GP. This covenant will terminate on the first date after Closing on which the New Equity Investors own less than 10% of the total outstanding shares of New GP.

                                       X.
                    FINANCIAL PROJECTIONS OF REORGANIZED TPLP

         TPLP has analyzed its ability to meet its obligations under the Fourth Amended Plan, and as part of that analysis has prepared preliminary financial projections (the "Financial Projections") from fiscal year 2004 beginning July 1, 2003 through fiscal year 2008 ending June 30, 2008 (the "Forecast Period"). The Financial Projections are attached to this Supplement as Exhibit D. Based on the Financial Projections, TPLP believes that it will be able to make all payments required under the Fourth Amended Plan, and therefore confirmation of the Fourth Amended Plan is not likely to be followed by a liquidation of TPLP or need for further restructuring. The Financial Projections may be subject to further modifications.

         The Financial Projections are based on the general assumptions that the Bankruptcy Court will confirm the Fourth Amended Plan and that the Effective Date of the Fourth Amended Plan will occur on or prior to April 30, 2004. While the forecasts and information are based on an Effective Date of April 30, 2004, TPLP reasonably believes that an actual Effective Date later in the second quarter of 2004 would not have any material impact on the Financial Projections.

         TPLP has prepared the Financial Projections based on certain assumptions that it believes are reasonable under the circumstances. The Financial Projections have not been compiled or examined by independent accountants. TPLP makes no representations regarding the accuracy of the Financial Projections or its ability to achieve the forecasted results. Many of the assumptions underlying the Financial Projections are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results. Therefore the actual results achieved during the Forecast Period may vary from the forecasts, and the variations may be material.

                                      XI.
                  VALUATION OF REORGANIZATION VALUE AND EQUITY

         Petrie Parkman & Co., the financial advisor to the Debtors, has performed an analysis of the implied reorganization value of the New GP as of the Effective Date of the Fourth Amended Plan. Petrie Parkman & Co. has estimated that the implied reorganization value of the New GP will be between $186 million and $206 million. After deducting funded secured debt of approximately $78 million, the implied equity value of the New GP would be between $108 million and $128 million.

         Under the Fourth Amended Plan, unsecured creditors will receive all of the outstanding capital stock of New GP, which will directly or indirectly own all of the partner interests in Reorganized TPLP. TPLP estimates that the total amount of Allowed Unsecured Claims (other than Convenience Claims) will be approximately $234.4 million, and such Creditors will receive a beneficial interest in a significant portion of the equity value of New GP, regardless of the equity ownership which may be provided to any New Equity Investors.

         Based upon the Liquidation Analysis attached to this Joint Disclosure Statement, in a Chapter 7 liquidation the Debtors estimate the unsecured creditors will receive no recovery with respect to the Allowed Amount of their claims. Since the recovery to unsecured creditors under the Plan will be significant, and there is no recovery under a Chapter 7 liquidation, the Debtors and the Committee urge creditors to vote to accept the Fourth Amended Plan.

         The Debtors and their financial advisor, Petrie Parkman & Co., estimated the value of the New GP using conventional, well-accepted valuation methodologies. Petrie Parkman & Co. used a variety of methods in assessing the valuation of the New GP, which were dependent on the financial forecasts included in the business plan prepared by management.

         The foregoing valuations are based on a number of assumptions, including a successful reorganization of TPLP's business and finances in a timely manner, the achievement of the forecast reflected in the Financial Projections, the availability of certain tax attributes, the continuation of current market conditions through the Effective Date, and the Fourth Amended Plan becoming effective in accordance with its terms.

         Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold. The estimates of value represent hypothetical implied reorganization values of the New GP as the continuing owners and operators of its businesses and assets. Such estimates reflect computations of the estimated implied reorganization value of the New GP through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidated values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the New GP is subject to uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such business. AS A RESULT, THE ESTIMATE OF THE RANGE OF IMPLIED REORGANIZATION VALUES OF THE NEW GP SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE COMMON STOCK OF NEW GP IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition noteholders, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities. It should be noted that there is presently no trading market for the Common Stock of New GP and there can be no assurance that such a trading market will develop.

         Petrie Parkman & Co. has assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of this valuation. With respect to the Financial Projections, Petrie Parkman & Co. has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of the New GP. The valuation is necessarily based on economic, market and other conditions in effect on, and the information made available to it as of, the date of the valuation. THE VALUATIONS REPRESENT THE NEW GP'S ESTIMATED IMPLIED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.

         The valuation analysis was undertaken for purposes of determining the value available to distribute to creditors pursuant to the Plan and analyzing relative recoveries to creditors thereunder. The analysis is based on the projections as well as current market conditions and statistics. Petrie Parkman & Co. used the common stock comparison, discounted cash flow and comparable transaction methodologies to value the New GP's businesses. These valuation techniques reflect both management's and Petrie Parkman & Co.'s estimate of the market's current view of Reorganized TPLP's implied reorganization value as well as a longer-term focus on the intrinsic value of the cash flow projections in the business plan. The overall range of the implied reorganization value of the New GP's business is from $186 million to $206 million.

         In preparing a range of the estimated reorganization value of the New GP, the Debtors and Petrie Parkman & Co. (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the New GP including financial projections relating to the New GP's business and prospects, (iii) reviewed the Debtors' operations and the New GP's future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the New GP's, (v) reviewed publicly available data related to acquisition prices paid to acquire companies and assets deemed generally comparable to the operating business of the New GP's (vi) considered certain economic and industry information relevant to the operating business, and conducted such other analyses as the Debtors, their management, and Petrie Parkman & Co. deemed appropriate.

         In preparing its valuation, Petrie Parkman & Co. performed a variety of analyses and considered a variety of factors. For a summary of the analyses and factors used by Petrie Parkman & Co., please see "Methodology" in the Joint Disclosure Statement.

                                      XII.
                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A.       CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following discussion summarizes certain material federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Allowed Claims. This summary does not address the federal income tax consequences to (i) holders of Claims who are deemed to have rejected the Plan in accordance with the provisions of section 1126(g) of the Bankruptcy Code,
(ii) holders whose Claims are entitled to payment in full in Cash or are otherwise unimpaired under the Plan (i.e., holders of Allowed Administrative Claims, Allowed Priority Claims and Allowed Secured Claims), or (iii) holders whose Claims are extinguished without distribution in exchange therefore (e.g., subordinated debt claims).

         This summary is based on the Internal Revenue Code of 1986, as amended (the "IRC"), existing and proposed treasury regulations promulgated thereunder ("Treasury Regulations"), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof, all of which are subject to change, possibly on a retroactive basis. Any such change could significantly affect the federal income tax consequences described below.

         The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address state, local or foreign income or other tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, small business investment companies, regulated investment companies, tax-exempt organizations, certain expatriates, or former long term residents of the United States, or pass-through entities or investors in pass-through entities).

         ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES APPLICABLE TO IT UNDER THE PLAN.

         1.       CONSEQUENCES TO THE DEBTORS.

         For federal income tax purposes, TPHI is the parent of an affiliated group of corporations that includes certain corporate subsidiaries that join in the filing of a consolidated federal income tax return. Within this group of corporations is TPCHC, PPHI and TPLP, a Texas limited partnership, which is treated as a corporation for federal income tax purposes. TPLP, in turn, owns 100 percent of the stock of TBCC and Texas Olefins Domestic International Sales Corporation, a Texas corporation ("TODI"). This group of corporations (the "TPC Tax Group") has reported consolidated net operating loss ("NOL") carryforwards and consolidated capital loss carryforwards for federal income tax purposes of approximately $9 million and $7.8 million, respectively, as of the taxable year ended June 30, 2003. The Debtors expect that the consolidated NOL will increase to approximately $14.4 million as of the Effective Date. In addition, for federal income tax purposes PPHI has an excess loss account (within the meaning of Treasury Regulation Section 1.1502-19) of approximately $196 million in the stock of TPLP.

         As discussed below, and in connection with the implementation of the Plan, the amount of the TPC Tax Group's NOL carryforwards and the tax basis of the Debtors' assets may be significantly reduced or eliminated. In addition, the Debtors' subsequent utilization of any losses and NOL carryforwards remaining, and possibly certain other tax attributes, may be restricted following the Effective Date.

                  a.       THE LIQUIDATIONS

         The TPC Tax Group will reorganize prior to the Effective Date in accordance with the implementation of the Plan. In particular, TPCHC and PPHI will be converted from corporations into wholly owned limited liability companies ("LLCs"), which will be disregarded as entities separate from TPHI for federal income tax purposes. The conversion of an entity treated as a corporation for federal income tax purposes into a disregarded entity results in a deemed distribution of all the assets and liabilities of the corporation to its single owner in liquidation of such corporation. The Debtors believe the deemed liquidations of TPCHC and PPHI into TPHI, in conjunction with the actual distribution of Cash described below, should be treated as tax-free subsidiary liquidations under Section 332 of the IRC.

         Pursuant to Treasury Regulation Section 301.7701-3, any transactions deemed to occur as the result of a classification change are treated as occurring immediately before the close of the day before the election is effective. For example, if an election is made to change the classification of an entity from a corporation to a disregarded entity effective on January 1, the resulting deemed liquidation is treated as occurring immediately before the close of December 31 and must be reported by the owners of the entity on December 31. In this regard, on the day following the conversions of TPCHC and PPHI to LLCs, TPLP will elect to change its classification for federal income tax purposes from a corporation to a disregarded entity. Thus, the election will cause TPLP to be deemed to distribute all of its assets and liabilities (including the stock of TBCC and TODI) to TPHI in complete liquidation on the day after TPCHC and PPHI are converted to LLCs. In addition to the deemed distribution of assets and liabilities to TPHI, TPLP will actually distribute $100,000 in Cash to TPHI in respect of its ownership of the stock of TPLP. The Debtors believe the deemed liquidation of TPLP into TPHI should be treated as a tax-free subsidiary liquidation under Section 332 of the IRC.

         Accordingly, the Debtors believe, and the discussion herein assumes, that the deemed liquidations of TPCHC, PPHI and TPLP, respectively, in conjunction with the actual distribution of $100,000 in Cash from TPLP to TPHI, should qualify as tax-free, complete liquidations of subsidiaries within the meaning of Section 332 of the IRC. Thus, the Debtors should not recognize any gain or loss as a result of either the conversion of TPCHC or PPHI to disregarded entities or the elective change in tax classification of TPLP to a disregarded entity, and the excess loss account of approximately $196 million in the stock of TPLP should be eliminated. Refer to Section A.1., "Consequences to Debtors," for a description of the excess loss account, and to Section A.1.b., "Cancellation of Debt," for a discussion of cancellation of debt in the context of an excess loss account.

         After TPCHC and PPHI have been converted to LLCs and TPLP elects to change its classification to a disregarded entity for federal income tax purposes, TPHI will be the parent corporation of the TPC Tax Group, which will then only consist of TPHI, TBCC and TODI for federal income tax purposes. Therefore, provided the conversions of TPCHC, PPHI and TPLP are treated as tax-free subsidiary liquidations under Section 332 of the IRC, the following tax consequences should apply: (1) TPHI, TBCC and TODI will be the only remaining entities in the TPC Tax Group for federal income tax purposes, (2) the tax basis of the assets received from TPCHC, PPHI and TPLP (including the stock of TBCC and TODI) will carryover to TPHI, and (3) the tax attributes of the liquidated subsidiaries (including current NOLs and NOL carryforwards) will be inherited by TPHI in accordance with Section 381 of the IRC.

                  b.       CANCELLATION OF DEBT

         The IRC provides that a debtor in a bankruptcy case must reduce certain of its tax attributes (such as NOL carryforwards, current year NOLs, tax credits, and tax basis in assets) by the amount of any cancellation of debt ("COD") that arises by reason of the discharge of the debtor's indebtedness. COD is the amount by which the adjusted issue price of indebtedness discharged exceeds the amount of cash, the issue price of any debt instrument and the fair market value of any other property given in exchange therefore, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).

         If the amount of a debtor's COD is sufficiently large, it can eliminate these favorable tax attributes; to the extent the amount of COD exceeds the amount of such tax attributes, the excess COD has no adverse federal income tax consequence (i.e., the remaining COD is simply forgiven). However, taxable income may be recognized by a debtor to the extent an excess loss account exists (within the meaning of Treasury Regulation Section 1.1502-19), COD is not included in the gross income of the debtor, and sufficient tax attributes are not available to absorb such COD. Any reduction in tax attributes under these rules does not occur until the end of the taxable year after such attributes have been applied to determine the tax in the year of discharge or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD occurs.

         As a result of the discharge of Claims pursuant to the Plan, it is likely that the Debtors will recognize substantial COD. The extent of such COD and resulting tax attribute reduction will depend, in principal part, on the value of the Common Stock of New GP and the Cash distributed pursuant to the Plan relative to the amount of Claims held by the persons that receive the Common Stock of New GP and the Cash. The difference, if any, between the amount of claims surrendered and the amount of the Common Stock of New GP and the Cash received will constitute COD. Based on the estimated reorganization value of the Debtors, it is anticipated that the Reorganized Debtor will incur COD of approximately $ 300 million. The extent to which NOLs and certain tax credits survive tax attribute reduction, and the extent of any basis reduction, will depend upon the manner of applying the attribute reduction rules in the context of a consolidated group.

                  c.       THE REORGANIZATION OF THE DEBTORS

         The Debtors anticipate, and the discussion herein assumes, that the reorganization of the Debtors pursuant to the Plan should qualify as a tax-free reorganization under Section 368(a)(1)(G) of the IRC (a "G" reorganization) for federal income tax purposes. In addition to other statutory and non-statutory requirements common to tax-free reorganizations, for a reorganization of a corporation in bankruptcy to qualify as a "G" reorganization, (i) the debtor corporation must transfer substantially all of its assets to another corporation (the "acquiring corporation") and distribute all of the stock and securities received of such corporation or its parent, including to at least one stockholder or security holder of the debtor corporation, and (ii) the historic shareholders and creditors of the debtor corporation must receive, collectively, a sufficient percentage of the acquiring corporation stock relative to the amount of non-stock consideration received (hereinafter referred to as "continuity of interest").

         Generally, continuity of interest is treated as satisfied if the historic shareholders and certain other creditors of the debtor corporation (those holding debt obligations that are treated as "securities" for federal income tax purposes) receive stock in the reorganized debtor corporation equal to or greater than 35-50 percent of the stock exchanged in the transaction. The IRS generally will no longer issue ruling letters on reorganization issues, including whether the continuity of interest test is satisfied; however, when such rulings were available, the position of the IRS was that continuity of interest was satisfied if historic shareholders retained at least 50 percent of the value of stock of the reorganized corporation. The case law is more generous than the IRS ruling position. For example, the Supreme Court of the United States held in one case that a 38 percent continuing interest in the corporation was sufficient to satisfy the continuity of interest requirement. Similarly, a circuit court of appeals held that a 25 percent continuing interest in the corporation was sufficient to satisfy the continuity of interest requirement; however, Treasury Regulations dealing with the continuity of interest indicate that a 30 percent continuing interest in the corporation does not satisfy the continuity of interest requirement.

         The Debtors believe that all of the requirements necessary to qualify as a "G" reorganization should be satisfied if historic shareholders and other holders of certain Claims receive Common Stock of New GP in satisfaction of their Claims and such historic shareholders and other holders own greater than 35 percent of the Reorganized Debtor. However, there is no assurance that the IRS will not take a contrary position. Accordingly, the Debtors believe that if the historic shareholders and other holders receive greater than 35 percent of the Common Stock of New GP, the reorganization of the Debtors should not result in the recognition of any gain or loss. Refer to Section B., "Consequences to the Holders of Certain Claims," for a discussion of whether Claims constitute either "stock" or "securities" for federal income tax purposes.

         2.       LIMITATIONS ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES.

                  a.       SECTION 382 LIMITATIONS - GENERAL.

         Under Section 382 of the IRC, if a corporation (or consolidated group) undergoes an "ownership change," the amount of its pre-change losses (including NOL carryforwards from periods before the ownership change and certain losses or deductions which are "built-in," (i.e., economically accrued but unrecognized), as of the date of the ownership change) that may be utilized to offset future taxable income generally is subject to an annual limitation (referred to as the "Annual Limitation").

         Subject to the business continuation requirement discussed below, the amount of this Annual Limitation is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate," which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs. For a corporation (or consolidate group) in bankruptcy that undergoes the ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change by taking into account the surrender or cancellation of creditors' claims, also with certain adjustments. The Annual Limitation can potentially be increased by the amount of certain recognized built-in gains.

         Notwithstanding the foregoing general rule, however, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for two years after the ownership change, the Annual Limitation resulting from the ownership change is zero (potentially increased by certain recognized built-in gains).

                  b.       SECTION 382 LIMITATIONS - BUILT IN GAINS AND LOSSES.

         As indicated above, the Annual Limitation not only limits the amount of NOL carryforward that can be utilized after an ownership change occurs, it can also operate to limit the deductibility of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the Annual Limitation. Conversely, if the loss corporation (or consolidated group) has a net unrecognized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the Annual Limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rules applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million, or (ii) 15% of the fair market value of the assets (with certain adjustment) before the ownership change.

                  c.       SECTION 382 LIMITATIONS - SPECIAL BANKRUPTCY
EXCEPTION.

         An exception to the foregoing annual limitation rules generally applies where qualified (so-called "old and cold") creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or of a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, any further ownership change of the debtor within a two year period after the consummation of the chapter 11 plan will preclude the debtor 's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

         3.       ALTERNATIVE MINIMUM TAX.

         In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for alternative minimum tax purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for federal alternative minimum tax purposes by available NOL carryforwards.

         In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Section 382 of the IRC and is in a net unrealized built-in loss position (as determined for federal alternative minimum tax purposes) on the date of the ownership change, the corporation's (or consolidated group's) aggregate tax basis in its assets would be reduced for certain federal AMT purposes to reflect the fair market value of such assets as of the change date.

         Any federal alternative minimum tax that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years to the extent the corporation is no longer subject to federal alternative minimum tax.

B.       CONSEQUENCES TO THE HOLDERS OF CERTAIN CLAIMS

         Pursuant to and in accordance with the implementation of the Plan, holders of Allowed Convenience Claims and Other Allowed Secured Claims will receive Cash in satisfaction of their Claims. Holders of Allowed Unsecured Claims (which includes the trade debt and the senior subordinated debt) will receive Cash and/or Common Stock of New GP in satisfaction of their

Claims. The following discusses the potential federal income tax consequences to the holders of such Claims.

         1. CONSEQUENCES TO HOLDERS OF CONVENIENCE CLAIMS AND OTHER ALLOWED SECURED CLAIMS.

         Pursuant to the Plan, holders of Allowed Convenience Claims and Other Allowed Secured Claims will receive Cash in satisfaction and discharge of their Claims. Refer to Section B.2., "Consequences to Holders of Allowed Unsecured Claims" for information relevant to holders of Allowed Convenience Claims that elect to have such Claims treated as Allowed Unsecured Claims.

         In general, each holder of an Allowed Convenience Claim and Other Allowed Secured Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holders adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Refer to Section B.3., "Distributions in Discharge of Accrued But Unpaid Interest," for a discussion of the tax consequences of any Claims for accrued interest.

         Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

         A holder that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

         Each holder of an Allowed Convenience Claim and Other Allowed Secured Claim should consult its own tax advisor to determine the character of any gain or loss recognized by it in connection with the implementation of the Plan.

         2.       CONSEQUENCES TO HOLDERS OF ALLOWED UNSECURED CLAIMS.

                  a.       GAIN OR LOSS - GENERALLY.

         In general, holders of Allowed Unsecured Claims will recognize gain or loss in an amount equal to the difference between (i) such holder's "amount realized" in respect of its Claim, which is the amount of cash and the fair market value of any property received by the holder in satisfaction of its Claim, and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Refer to Section B.3., "Distributions in Discharge of Accrued But Unpaid Interest" for a discussion of the federal income tax consequences of any Claim for accrued interest.

                  b.       GAIN OR LOSS - HOLDERS OF ALLOWED UNSECURED CLAIMS IN
TPHI.

         As previously discussed, certain holders of Allowed Unsecured Claims in TPHI will receive $100,000 related to the actual distribution of Cash from TPLP in satisfaction of their Claims. Such holders will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received, and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Refer to Section B.3., "Distributions in Discharge of Accrued But Unpaid Interest" for a discussion of the federal income tax consequences of any Claim for accrued interest.

                  c.       GAIN OR LOSS - CHARACTER.

         Where gain or loss is recognized by a holder of an Allowed Unsecured Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction. A holder of such a claim that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange. Holders of Allowed Unsecured Claims are urged to consult their tax advisors to determine the character of any gain or loss recognized in connection with the implementation of the Plan.

                  d.       PROPERTY RECEIVED - TAX BASIS.

         In general, a holder's tax basis in any property received will equal the fair market value of such property on the date of distribution. The holding period for such property generally will begin the day following the date of distribution.

                  e. GAIN OR LOSS - CERTAIN HOLDERS WHOSE CLAIMS CONSTITUTE STOCK OR SECURITIES.

         If (1) a holder's Claim constitutes either "stock" or a "security" for federal income tax purposes, (2) the obligor under the Claim (x) is treated as a corporation for federal income tax purposes and (y) is treated for federal income tax purposes as transferring assets to a corporation on or prior to the Effective Date, and (3) the assets so transferred by such corporation constitute "substantially all" of the assets of such corporation for federal income tax purposes, then such holder's federal income tax treatment may differ from that described above. In particular, the receipt of Common Stock of New GP in satisfaction of Claims against the Debtors may be treated as a tax-free reorganization for federal income tax purposes that would prevent such a holder from recognizing a loss in respect of the implementation of the Plan; provided, such a holder would be required to recognize any gain to the extent the holder receives Cash or other property. In the case of a holder that does not recognize a loss, the holder's tax basis in the

Common Stock of New GP would reflect the unrecognized loss. In addition, the holder's holding period in the Common Stock of New GP would, in whole or in part, include its holding period in its Claim.

         Whether a Claim constitutes either "stock" or a "security" for federal income tax purposes depends on the facts and circumstances surrounding the origin and nature of the Claim. Prominent factors that courts have relied upon in determining whether an obligation or other instrument constitutes either "stock" or a "security" include: (a) the term of the instrument, (b) whether the instrument is secured, (c) the degree of subordination of the instrument, (d) the ratio of debt to equity of the issuer, (e) the riskiness of the issuer's business, and (f) the negotiability of the instrument. Each holder of a Claim is urged to consult its tax advisor regarding whether its Claims constitute either "stock" or "securities" for federal income tax purposes and whether this alternative federal income tax treatment may be applicable to them.

         3.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED BUT UNPAID INTEREST.

         In general, to the extent that any distribution to a holder of a Claim is received in satisfaction of accrued interest or amortized original issue discount ("OID") during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. It is unclear whether a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

         Each holder of a Claim is urged to consult its tax advisor regarding the tax consequences related to the deductibility and character of accrued interest or amortized OID that is not paid in full in respect of the implementation of the Plan.

C.       INFORMATION REPORTING AND WITHHOLDING

         All distributions to holders of Allowed Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable withholding rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or
(d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

         Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated on or after January 1, 2003, including, among other types of transactions, the following: (1) a transaction offered under "conditions of confidentiality"; (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (4) a transaction in which the taxpayer's federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

         THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                     XIII.
                                   CONCLUSION

         The Joint Disclosure Statement, as supplemented by this Supplement, has attempted to provide information regarding the Debtors' estates and the potential benefits that might accrue to holders of Claims against and Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors, their advisors, and management to provide the creditors with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim or Interest against the Debtors with an opportunity to receive greater benefits than those that would be received by termination of the Debtors' business and the liquidation of their assets, or by any alternative plan or sale of the business to a third party.

         THE DEBTORS AND THE COMMITTEE URGE YOU TO VOTE IN FAVOR OF THE FOURTH AMENDED PLAN AND THE PLANS OF LIQUIDATION.

         Dated:  March 11, 2004

                                      TEXAS PETROCHEMICAL HOLDINGS, INC.
                                      Debtor and Debtor-In-Possession

                                          /s/ Carl S. Stutts
                                          ----------------------------------
                                      By: Carl S. Stutts
                                      President and CEO

                                      TPC HOLDING CORP.
                                      Debtor and Debtor-In-Possession

                                          /s/ Carl S. Stutts
                                          ----------------------------------
                                      By: Carl S. Stutts
                                      President and CEO

                                      TEXAS PETROCHEMICALS LP
                                      Debtor and Debtor-In-Possession

                                          /s/ Carl S. Stutts
                                          ----------------------------------
                                      By: Carl S. Stutts
                                      President and CEO of TPC Holding Corp.,
                                      General Partner of Texas Petrochemicals LP

                                      TEXAS BUTYLENE CHEMICAL CORPORATION
                                      Debtor and Debtor-In-Possession

                                          /s/ Carl S. Stutts
                                          ----------------------------------
                                      By: Carl S. Stutts
                                      Vice President

                                      PETROCHEMICALS PARTNERSHIP
                                      HOLDINGS, INC.
                                      Debtor and Debtor-In-Possession

                                           /s/ Brian K. Bourque
                                           ---------------------------------
                                      By:  Brian K. Bourque
                                      Its: President and Treasurer

                                           /s/Mark W. Wege
                                      --------------------------------------
                                      Henry J. Kaim
                                      Texas Bar No. 11075400
                                      Mark W. Wege
                                      Texas Bar No. 21074225
                                      Bracewell & Patterson, L.L.P.
                                      711 Louisiana, Suite 2900
                                      Houston, Texas 77002
                                      COUNSEL TO THE DEBTORS AND THE
                                      DEBTORS-IN-POSSESSION